EXHIBIT 99.1



                             Triarc Companies, Inc.
                                 280 Park Avenue
                               New York, NY 10017

                                                          For Immediate Release

CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com

            TRIARC REPORTS THIRD QUARTER AND NINE MONTHS 2006 RESULTS

                o Arby's(R) Systemwide Same Store Sales Increase

              o Deerfield Assets Under Management Continue To Grow

New York, NY, November 13, 2006 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today the results of operations for its third fiscal quarter and first nine months ended October 1, 2006.

                             Consolidated Highlights

o Consolidated revenues increased to $311.9 million in the 2006 third quarter ($911.8 million in the 2006 first nine months) from $240.4 million in the 2005 third quarter ($421.8 million in the 2005 first nine months), primarily reflecting the full-period effect of the July 25, 2005 acquisition of RTM Restaurant Group ("RTM"), the owner of 775 Arby's(R) restaurants as of the date of the acquisition, as well as the impact of net additional stores and continued positive systemwide same-store sales, which were up 5% in the 2006 third quarter (4% in the 2006 first nine months).

o Consolidated revenues were also positively impacted by increases in the assets under management and related fees of Deerfield & Company LLC ("Deerfield"). Deerfield's revenues increased to $17.8 million in the 2006 third quarter ($48.4 million in the 2006 first nine months) from $13.2 million in the 2005 third quarter ($37.9 million in the 2005 first nine months). This increase principally reflects asset management fees from increased assets under management, including new investment vehicles, and improved performance in the 2006 periods.

o Partially offsetting the above increases was the effect of $1.9 million of royalties and franchise fees paid by RTM to Arby's, LLC recognized prior to the acquisition date in the 2005 third quarter ($16.3 million in the 2005 first nine months), while royalties and franchise fees are eliminated in consolidation subsequent to the acquisition of RTM.

o Consolidated net income improved to $0.5 million, or $0.01 per diluted Class A and Class B share in the 2006 third quarter (net loss of $(9.3) million in the 2006 first nine months or $(0.11) per diluted Class A and Class B share), compared with a net loss of $(42.5) million, or $(0.58) per diluted Class A and Class B share in the 2005 third quarter (net loss of $(39.4) million, or $(0.58) per diluted Class A and Class B share in the 2005 first nine months). These changes primarily reflect the after-tax effects of the revenue improvements discussed above and decreases in losses on the early extinguishment of debt and settlement of unfavorable franchise rights (i.e., the acquisition from franchisees of restaurants with franchise agreements that provided for a less than 4% royalty rate) as further described below.

o Consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") (which we define as operating profit plus depreciation and amortization, other than amortization of deferred financing costs) increased to $28.8 million in the 2006 third quarter ($69.2 million in the 2006 first nine months), compared with $(1.1) million in the 2005 third quarter ($13.1 million in the 2005 first nine months), primarily reflecting the prior period loss on the settlement of unfavorable franchise rights and the other effects of the RTM acquisition. The attached table provides the calculation of EBITDA and a reconciliation of EBITDA to our consolidated net income (loss).

o Consolidated operating profit (loss) increased to $12.5 million in the 2006 third quarter ($24.8 million in the 2006 first nine months), compared with $(11.2) million in the 2005 third quarter ($(8.0) million in the 2005 first nine months), primarily reflecting the prior period loss on the settlement of unfavorable franchise rights and the other effects of the RTM acquisition.

o Share-based compensation expense was $3.3 million in the 2006 third quarter ($10.8 million in the 2006 first nine months) compared with $2.8 million in the 2005 third quarter ($5.5 million in the 2005 first nine months). The 2006 amounts reflect our adoption of Statement of Financial Accounting Standards No.123(R) at the beginning of fiscal 2006.

o Consolidated depreciation and amortization was $16.3 million in the 2006 third quarter ($44.4 million in the 2006 first nine months) versus $10.0 million in the 2005 third quarter ($21.1 million in the 2005 first nine months). This increase principally reflects the additional depreciation and amortization related to the restaurants acquired in the RTM acquisition and $2.2 million of asset impairment charges in the 2006 third quarter and first nine months.

o In the 2006 third quarter, we recognized facilities relocation and corporate restructuring charges of $2.1 million ($3.7 million in the 2006 first nine months) compared with $6.4 million in the 2005 periods. The 2005 charges related to the combination of our restaurant operations with those of RTM following the RTM acquisition. The 2006 charges related to our decision not to move our corporate offices to a leased facility in Rye Brook, New York and additional charges related to the combination of our restaurant operations.

o A loss on the settlement of unfavorable franchise rights of $17.0 million was recognized in the 2005 third quarter. This charge was recognized in accordance with certain generally accepted accounting principles that require that any preexisting business relationship between the parties to a business combination be evaluated and accounted for separately. Under this accounting guidance, the franchise agreements held by RTM with royalty rates that were below the current 4% royalty rate that Arby's receives on new franchise agreements were required to be valued and recognized as an expense and excluded from the purchase price paid for RTM. A charge for a loss on the settlement of unfavorable franchise rights of $0.7 million related to other restaurant acquisitions was recognized in the 2006 second quarter.

o Consolidated interest expense was $34.4 million in the 2006 third quarter ($100.0 million in the 2006 first nine months), compared with $22.1 million in the 2005 third quarter ($44.8 million in the 2005 first nine months). These increases principally reflect an increase in the 2006 third quarter of $13.2 million ($43.7 million in the 2006 first nine months) resulting from the activity of the Deerfield Opportunities Fund (the "Opportunities Fund"), a multi-strategy hedge fund managed by Deerfield in which the Company had an investment and which employed leverage in its investment strategies, as well as higher average debt balances of the restaurant business following a refinancing in connection with the RTM acquisition, partially offset by the conversion of a significant portion of the Company's 5% Convertible Notes due 2023 (the "Convertible Notes"). As of September 29, 2006, we effectively redeemed our investment in the
     Opportunities Fund and no longer consolidate the operations of the Opportunities Fund.

o The losses on early extinguishment of debt in the 2006 third quarter and first nine months totaled $0.2 million and $13.7 million, respectively. The loss on early extinguishment of debt in the 2006 first nine months related to the effective conversion of $167.4 million principal amount of the Convertible Notes and prepayments of $51.0 million principal amount of our term loans and included $8.7 million of negotiated inducement premiums and the write-off of $4.9 million of deferred financing costs. The loss in the 2005 periods totaled $35.8 million due to the July 2005 debt refinancing in connection with the RTM acquisition. The loss for the 2005 periods principally consisted of prepayment penalties of $27.4 million, the write-off of $4.8 million in deferred financing costs and $3.5 million of insurance payments related to the extinguished debt.

o The 2006 first nine months results include a gain of $2.3 million compared with a gain of $13.0 million in the 2005 first nine months, principally relating to sales of common stock of Encore Capital Group, Inc. (NASDAQ:
     ECPG), an equity investment of the Company. The Company owned approximately 4.3% of Encore's outstanding shares as of October 1, 2006.

o Consolidated net investment income increased to $23.0 million in the 2006 third quarter ($74.8 million in the 2006 first nine months), compared with $13.6 million in the 2005 third quarter ($30.3 million in the 2005 first nine months). This increase primarily reflects an increase in interest income principally due to the activity of the Opportunities Fund and, to a lesser extent, an increase in average rates on the Company's interest-bearing investments. The increase in investment income from the Opportunities Fund of $10.0 million for the third quarter and $44.1 million for the 2006 first nine months was offset by the increase in interest expense related to the Opportunities Fund noted above.

                        Restaurant Operations Highlights

o On July 25, 2005, Triarc completed the acquisition of RTM, Arby's largest franchisee, which then owned and operated 775 Arby's restaurants in 22 states. The financial results of Triarc's restaurant operations following the acquisition reflect the inclusion of RTM. As a result of the RTM acquisition, among other things, the net sales of our restaurant operations have increased while our royalties and franchise and related fees have decreased due to the elimination in consolidation of royalties and franchise and related fees from RTM.

o Systemwide same-store sales were up 5% in the 2006 third quarter (4% in the 2006 first nine months) versus a decrease of 4% in the 2005 third quarter (an increase of 1% in the 2005 first nine months). We currently expect systemwide same-store sales to be positive for the remainder of the 2006 fiscal year due to the anticipated performance of the various marketing and new product initiatives described below as well as the impact of value oriented promotions primarily on some of our roast beef sandwiches and limited time menu offerings.

o Net sales from the company-owned Arby's restaurants were $272.7 million in the 2006 third quarter ($802.4 million in the 2006 first nine months), compared with $206.1 million in the 2005 third quarter ($312.3 million in the 2005 first nine months).

o The increase in sales from company-owned restaurants in the 2006 third quarter of $66.6 million ($490.1 million in the 2006 first nine months) reflects the effect of the acquisition of RTM as well as the addition of 29 net company-owned restaurants since October 2, 2005. Same-store sales for company-owned restaurants increased 2% and 1%, respectively, in the 2006 third quarter and in the 2006 first nine months, compared to the same periods in 2005. The increases primarily reflect the effect of value oriented promotions and limited time offerings and the March 2006 launch of Arby's Chicken Naturals(TM), a line of menu offerings made with 100 percent all natural chicken, partially offset by the continued underperformance of company-owned stores in the economically-weaker Michigan and Ohio regions, as well as the negative impact on sales of lower discretionary consumer spending due to higher fuel costs in 2006 first nine months.

o 2006 third quarter same-store sales for franchised restaurants increased 6% (5% in the 2006 first nine months), compared to the same periods in 2005. The 2006 increases in same-store sales of the franchised restaurants reflects more effective and targeted local marketing campaigns, including increased couponing by our franchisees, as well as the positive impact of the recent marketing initiatives and the launch of Arby's Chicken Naturals discussed above, partially offset by the negative impact on sales of lower discretionary consumer spending due to higher fuel costs in the 2006 third quarter and first nine months.

o Royalties and franchise and related fees increased to $21.4 million in the 2006 third quarter ($61.0 million in the 2006 first nine months), compared with $21.0 million in the 2005 third quarter ($71.5 million in the 2005 first nine months), due to the effects of the increase in same-store sales of franchised restaurants and net openings of franchised restaurants. The decline in the 2006 nine months results reflects the elimination in consolidation of royalties and franchise and related fees from RTM after the July 2005 acquisition partially offset by the effects of the increase in same-store sales of franchised restaurants and net openings of franchised restaurants.

o The gross margin for our company-owned restaurants was 27% of sales both in the 2006 third quarter and the 2006 first nine months as compared to 28% in the 2005 third quarter and 27% in the 2005 first nine months. The decrease in the 2006 third quarter principally reflects the effect of increased price discounting associated with Arby's value oriented menu offerings and increases in utility and payroll costs, partially offset by the positive effect of our continuing implementation of more effective operational procedures, increased beverage rebates and decreases in the cost of roast beef.

o Our restaurant business operating profit increased to $25.7 million in the 2006 third quarter ($71.5 million in the 2006 first nine months) versus $5.2 million in the 2005 third quarter ($39.2 million in the 2005 first nine) principally reflecting the prior period loss on the settlement of unfavorable franchise rights and the other effects of the RTM acquisition.

o Depreciation and amortization for our restaurant operations was $13.5 million in the 2006 third quarter ($36.6 million in the 2006 first nine months) versus $7.7 million in the 2005 third quarter ($13.2 million in the 2005 first nine months). This increase principally reflects the additional depreciation and amortization related to the restaurants acquired in the RTM acquisition and $1.9 million of impairment charges in the 2006 third quarter principally related to two underperforming restaurants.

o Restaurant business EBITDA was $39.2 million in the 2006 third quarter ($108.1 million in the 2006 first nine months), compared with $12.9 million in the 2005 third quarter ($52.4 million in the 2005 first nine months) primarily reflecting the prior period loss on the settlement of unfavorable franchise rights and the other effects of the RTM acquisition. Restaurant business EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

o In the 2006 third quarter, the Arby's system opened 42 new units (93 in the 2006 first nine months) and closed 9 (40 in the 2006 first nine months) generally underperforming units. We plan to open 18 additional new company-owned units during the remainder of 2006. As of October 1, 2006, Arby's had commitments from franchisees to build 251 new units through 2012, which excludes prior commitments from RTM to build 136 new units.

                           Asset Management Highlights

o Triarc accounts for Deerfield, its asset management business, as a consolidated subsidiary with a minority interest. For the 2006 third quarter, Deerfield's reported asset management and related fees, operating profit, depreciation and amortization and EBITDA, after the effects of purchase accounting adjustments associated with the Deerfield acquisition in July 2004 and compensation expense related to equity interests granted to Triarc's management in November 2005 in our asset management segment holding company and before the effect of minority interests, were $17.8 million, $2.1 million, $1.7 million, $3.8 million, respectively. For the 2005 third quarter, those amounts were $13.2 million, $1.5 million, $1.1 million and $2.6 million, respectively. For the 2006 first nine months, those amounts were $48.4 million, $4.3 million, $4.6 million and $9.0 million, respectively, compared to $37.9 million, $4.4 million, $3.7 million and $8.1 million, respectively, in the first nine months of 2005. The decreases in operating profit and EBITDA for the first nine months of 2006 versus the prior year period reflected an increase in general and administrative expenses due to the hiring of additional personnel to support the growth in assets under management and the November 2005 grant of equity interests noted above. Deerfield's EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

o For the 2006 third quarter, excluding the effects of purchase accounting associated with the Deerfield acquisition in July 2004 and compensation expense related to the equity interests noted above, Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA, before the effect of minority interests were $17.7 million, $3.9 million, $0.4 million and $4.4 million, respectively. For the 2005 third quarter, those amounts were $13.2 million, $2.6 million, $0.1 million and $2.7 million, respectively. For the 2006 first nine months, those amounts were $48.3 million, $9.8 million, $1.3 million and $11.1 million, respectively, compared to $38.6 million, $8.5 million, $0.3 million and $8.8 million, respectively, in the first nine months of 2005. The attached table provides a reconciliation of these measures to the corresponding measures without exclusion of the effects of purchase accounting adjustments associated with the Deerfield acquisition and the grant of equity interests in our subsidiary Triarc Deerfield Holdings, LLC, which is the majority owner of Deerfield.

o As of October 1, 2006, Deerfield had approximately $14.1 billion of assets under management ("AUM"), of which approximately $19.1 million was attributable to investments by Triarc. Deerfield's AUM at October 1, 2006 consisted of approximately $12.1 billion in 25 CDOs and a structured loan fund, approximately $862.2 million in four hedge funds, approximately $763.8 million in a real estate investment trust and approximately $329.0 million in several managed accounts.

o Deerfield Triarc Capital Corp. ("Deerfield Triarc," NYSE: DFR), the publicly traded real estate investment trust managed by Deerfield that invests in real estate-related securities and various other asset classes, had $763.8 million in assets under management as of October 1, 2006. Triarc and its subsidiaries beneficially own approximately 2.8% of Deerfield Triarc's common stock.

     Commenting on asset management operations, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, said: "We are pleased with the significant growth that Deerfield has achieved over the last two years. As a result, we believe Deerfield has a great future. Together with Deerfield's Chairman and CEO, Gregory Sachs, and his team, we believe we have built much value at Deerfield since we acquired our interest in July 2004, which will accrue to our shareholders."

     Commenting on Arby's, Peter May, Triarc's President and Chief Operating Officer, said: "Arby's results continue to be encouraging and we are excited about the many opportunities that lie ahead for 2007, including the possibility of Triarc being a standalone restaurant company."

     Commenting on Triarc's corporate restructuring, Peltz said: "In keeping with our goal of enhancing stockholder value, and in order to unlock the potential value of both of our independently managed businesses, we are continuing to explore a corporate restructuring that is expected to involve the disposition of our ownership interest in Deerfield through a sale, spin-off to shareholders or other means. We look forward to updating our shareholders on our progress."

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's(R) restaurant system, which is comprised of approximately 3,500 restaurants. Of these restaurants, more than 1,000 are owned and operated by subsidiaries of Triarc. Triarc also owns an approximate 64% capital interest, a profits interest of at least 52% and approximately 94% of the voting interests in Deerfield & Company LLC, a Chicago-based alternative asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $14.1 billion under management as of October 1, 2006.

                                      # # #

                            Notes and Table To Follow

                             NOTES TO PRESS RELEASE

1. In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") in this press release, we present EBITDA because we believe it is a useful supplement to operating profit in understanding and assessing our consolidated results as well as the results of our segments. We also use EBITDA to evaluate our segment performance and allocate resources. Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures may not be consistent with the way we calculate EBITDA. Our presentation of EBITDA is not intended to replace the presentation of our financial results in accordance with GAAP. EBITDA should not be considered as an alternative to operating profit or net income (loss).

2. In addition to the results provided in accordance with GAAP in this press release, we present Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA before the effect of minority interests, excluding the effects of purchase accounting adjustments associated with the Deerfield acquisition and the grant of equity interests in our asset management segment holding company. We believe these non-GAAP financial measures enhance management's ability to compare Deerfield's historical and future operating results and to compare Deerfield's operating results on a stand-alone basis to those of its competitors. We also believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. Our presentation of certain non-GAAP performance measures of Deerfield is not intended to replace the presentation of its financial results in accordance with GAAP.

3. Systemwide same-store sales represent sales at all company-owned and all franchised stores. We believe that reviewing the increase or decrease in systemwide same-store sales compared with the same period in the prior year is useful to investors in analyzing the growth of the Arby's brand and assessing trends in our restaurant operations.

4. References in this press release to "company-owned" restaurants include owned and leased restaurants as well as two restaurants managed pursuant to management agreements.

5. We define gross margin as the difference between net sales and cost of sales divided by net sales.

6. The description of the RTM acquisition contained in this press release is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the acquisition, copies of which have been filed by us with the Securities and Exchange Commission as exhibits to our current and/or periodic filings under the Securities Exchange Act of 1934, as amended.

7.   There  can  be  no  assurance   that  we  will  build  18  additional   new
     company-owned units in the remainder of 2006 or that our franchisees will honor their commitments to build 251 new restaurants through 2012.

8. There can be no assurance that the corporate restructuring will occur or the form, terms or timing of such restructuring if it does occur. As of the date hereof, the Board of Directors has not reached any definitive conclusion concerning the scope, benefits or timing of the corporate restructuring.

9. The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively, "Triarc" or the "Company") and statements preceded by, followed by, or that include the words "may," "believes," "plans," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating  to  revenue  growth,  earnings  per share  growth  or  statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following:

     o competition, including pricing pressures and the potential impact of competitors' new units on sales by Arby's(R) restaurants;

     o consumers' perceptions of the relative quality, variety and value of the food products we offer;

     o  success of operating initiatives;

     o  development costs;

     o  advertising and promotional efforts;

     o  brand awareness;

     o  the existence or absence of positive or adverse publicity;

     o new product and concept development by us and our competitors, and market acceptance of such new product offerings and concepts;

     o changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as "mad cow disease" and avian influenza or "bird flu";

     o  changes in spending patterns and demographic trends;

     o  adverse  economic  conditions,  including high  unemployment  rates,  in
        geographic   regions  that  contain  a  high   concentration  of  Arby's
        restaurants;

     o  the business and financial viability of key franchisees;

     o  the timely payment of franchisee obligations due to us;

     o availability, location and terms of sites for restaurant development by us and our franchisees;

     o the ability of our franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

     o  delays in opening new restaurants or completing remodels;

     o  the timing and impact of acquisitions and dispositions of restaurants;

     o  our ability to successfully integrate acquired restaurant operations;

     o  anticipated  or  unanticipated   restaurant   closures  by  us  and  our
        franchisees;

     o our ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants successfully;

     o changes in business strategy or development plans, and the willingness of our franchisees to participate in our strategy;

     o business abilities and judgment of our and our franchisees' management and other personnel;

     o availability of qualified restaurant personnel to us and to our franchisees;

     o our ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby's restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

     o changes in commodity (including beef), labor, supply, distribution and other operating costs;

     o  availability and cost of insurance;

     o  adverse weather conditions;

     o significant reductions in our client assets under management (which would reduce our advisory fee revenue), due to such factors as weak performance of our investment products (either on an absolute basis or relative to our competitors or other investment strategies), substantial illiquidity or price volatility in the fixed income instruments that we trade, loss of key portfolio management or other personnel (or lack of availability of additional key personnel if needed for expansion), reduced investor demand for the types of investment products we offer, and loss of investor confidence due to adverse publicity;

     o increased competition from other asset managers offering similar types of products to those we offer;

     o pricing pressure on the advisory fees that we can charge for our investment advisory services;

     o difficulty in increasing assets under management, or efficiently managing existing assets, due to market-related constraints on trading capacity, inability to hire the necessary additional personnel or lack of potentially profitable trading opportunities;

     o our removal as investment manager of one or more of the collateral debt obligation vehicles (CDOs) or other accounts we manage, or the reduction in our CDO management fees because of payment defaults by issuers of the underlying collateral or the triggering of certain structural protections built into CDOs;

     o availability, terms (including changes in interest rates) and deployment of capital;

     o changes in legal or self-regulatory requirements, including franchising laws, investment management regulations, accounting standards, environmental laws, overtime rules, minimum wage rates and taxation rates;

     o the costs, uncertainties and other effects of legal, environmental and administrative proceedings;

     o the impact of general economic conditions on consumer spending or securities investing, including a slower consumer economy and the effects of war or terrorist activities; and

     o other risks and uncertainties affecting us and our subsidiaries referred to in our Annual Report on Form 10-K for the fiscal year ended January 1, 2006 (see especially "Item 1A. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations") and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

     All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.



                                               Triarc Companies, Inc. and Subsidiaries
                                           Condensed Consolidated Statements of Operations
                             Third Quarter and Nine Months Ended October 2, 2005 and October 1, 2006(a)

                                                           Third Quarter Ended                     Nine Months Ended
                                                           -------------------                     -----------------
                                                           2005             2006                  2005            2006
                                                           ----             ----                  ----            ----
                                                                       (In thousands except per share amounts)
                                                                                   (Unaudited)

Revenues:
  Net sales............................................$ 206,139         $ 272,708             $ 312,318       $ 802,434
  Royalties and franchise and related fees.............   21,020            21,403                71,546          61,025
  Asset management and related fees....................   13,197            17,766                37,912          48,390
                                                       ---------         ---------             ---------       ---------
                                                         240,356           311,877               421,776         911,849
                                                       ---------         ---------             ---------       ---------
Costs and expenses:
  Cost of sales, excluding depreciation and
    amortization.......................................  148,162           197,889               228,389         584,838
  Cost of services, excluding depreciation and
    amortization.......................................    4,610             7,313                13,373          18,743
  Advertising and selling..............................   15,150            19,882                24,160          59,865
  General and administrative, excluding depreciation
    and amortization...................................   50,113            55,871               119,301         174,801
  Depreciation and amortization, excluding
    amortization of deferred financing costs...........   10,043            16,299                21,110          44,431
  Facilities relocation and corporate restructuring....    6,414             2,165                 6,414           3,743
  Loss on settlement of unfavorable franchise rights...   17,024                --                17,024             658
                                                       ---------         ---------             ---------       ---------
                                                         251,516           299,419               429,771         887,079
                                                       ---------         ---------             ---------       ---------
      Operating profit (loss)..........................  (11,160)           12,458                (7,995)         24,770
Interest expense.......................................  (22,081)          (34,426)              (44,818)       (100,048)
Insurance expense related to long-term debt............     (531)               --                (2,294)             --
Loss on early extinguishment of debt...................  (35,790)             (194)              (35,790)        (13,671)
Investment income, net.................................   13,600            23,021                30,276          74,767
Gain on sale of unconsolidated businesses..............      325                 3                12,989           2,259
Other income, net......................................    1,025               318                 2,138           5,754
                                                       ---------         ---------             ---------       ---------
      Income (loss) from continuing operations before
        income taxes and minority interests ...........  (54,612)            1,180               (45,494)         (6,169)
Benefit from income taxes..............................   14,657               344                11,647           3,578
Minority interests in income of consolidated subsidiaries (2,525)             (976)               (6,006)         (6,674)
                                                       ---------         ---------             ---------       ---------
      Income (loss) from continuing operations.........  (42,480)              548               (39,853)         (9,265)
Gain on disposal of discontinued operations............       --                --                   471              --
                                                       ---------         ---------             ---------       ---------
      Net income (loss)................................$ (42,480)        $     548             $ (39,382)      $  (9,265)
                                                       =========         =========             =========        ========

EBITDA (b).............................................$  (1,117)        $  28,757             $  13,115       $  69,201
                                                       =========         =========             =========       =========

Basic and diluted income (loss) per share of Class A common stock and Class B common stock:
    Continuing operations..............................$    (.58)        $    .01              $   (.59)       $    (.11)
    Discontinued operations............................       --               --                   .01               --
                                                       ---------         --------              --------        ---------
    Net income (loss)..................................$    (.58)        $    .01              $   (.58)       $    (.11)
                                                       =========         ========              ========        =========

Shares used to calculate income (loss) per share:
  Class A common stock
    Basic..............................................   23,786            27,672                23,748          27,087
                                                       =========         =========             =========       =========
    Diluted............................................   23,786 (c)        28,716                23,748 (c)      27,087 (c)
                                                       =========         =========             =========       =========
  Class B common stock
    Basic..............................................   49,442            60,184                44,402          58,822
                                                       =========         =========             =========       =========
    Diluted............................................   49,442 (c)        62,857                44,402 (c)      58,822 (c)
                                                       =========         =========             =========       =========


(a)     On July 25, 2005, the Company  completed the  acquisition of the RTM Restaurant  Group. As of July 25, 2005, RTM
        owned and  operated  775 Arby's  restaurants  in 22 states and,  prior to the RTM  Acquisition,  was the largest franchisee of Arby's restaurants.  Following the RTM Acquisition, the consolidated results of operations for the
        2006 third quarter,  nine months ended October 1, 2006 and  post-acquisition  2005 periods include RTM's results but do not include  royalties and franchise and related fees paid by RTM to Arby's LLC,  which are eliminated in consolidation.  The  consolidated  results of operations  for the  pre-acquisition  portion of the 2005 periods, however, include royalties and franchise and related fees from RTM but do not include RTM's results.

(b)     The calculation of EBITDA by segment and a reconciliation of consolidated EBIDTA to net income or loss follow:




                                                                  Third Quarter Ended                  Nine Months Ended
                                                                  -------------------                  -----------------

                                                                  2005            2006                2005           2006
                                                                  ----            ----                ----           ----
                                                                                       (In thousands)

Operating profit (loss):
   Restaurants................................................$   5,233       $  25,728          $   39,239       $ 71,529
   Asset management ..........................................    1,487           2,062               4,438          4,335
   General corporate..........................................  (17,880)        (15,332)            (51,672)       (51,094)
                                                              ---------       ---------          ----------       --------
    Consolidated operating profit (loss)......................  (11,160)         12,458              (7,995)        24,770
                                                              ---------       ---------          ----------       --------
Plus: depreciation and amortization, excluding amortization
   of deferred financing costs:
   Restaurants................................................    7,686          13,508              13,175         36,572
   Asset management...........................................    1,089           1,698               3,706          4,629
   General corporate..........................................    1,268           1,093               4,229          3,230
                                                              ---------       ---------          ----------       --------
    Consolidated depreciation and amortization, excluding
      amortization of deferred financing costs................   10,043          16,299              21,110         44,431
                                                              ---------       ---------          ----------       --------
EBITDA:
   Restaurants................................................   12,919          39,236              52,414        108,101
   Asset management...........................................    2,576           3,760               8,144          8,964
   General corporate..........................................  (16,612)        (14,239)            (47,443)       (47,864)
                                                              ---------       ---------          ----------       --------
    Consolidated EBITDA.......................................   (1,117)         28,757              13,115         69,201
Depreciation and amortization, excluding amortization
   of deferred financing costs................................  (10,043)        (16,299)            (21,110)       (44,431)
Interest expense..............................................  (22,081)        (34,426)            (44,818)      (100,048)
Insurance expense related to long-term debt...................     (531)             --              (2,294)            --
Loss on early extinguishment of debt..........................  (35,790)           (194)            (35,790)       (13,671)
Investment income, net........................................   13,600          23,021              30,276         74,767
Gain on sale of unconsolidated businesses.....................      325               3              12,989          2,259
Other income, net.............................................    1,025             318               2,138          5,754
                                                              ---------       ---------          ----------       --------
    Income (loss) from continuing operations before income
      taxes and minority interests............................  (54,612)          1,180             (45,494)        (6,169)
Benefit from income taxes.....................................   14,657             344              11,647          3,578
Minority interests in income of consolidated subsidiaries.....   (2,525)           (976)             (6,006)        (6,674)
                                                              ---------       ---------          ----------       --------
    Income (loss) from continuing operations..................  (42,480)            548             (39,853)        (9,265)
Gain on disposal of discontinued operations...................       --              --                 471             --
                                                              ---------       ---------          ----------       --------
    Net income (loss).........................................$ (42,480)      $     548          $  (39,382)      $ (9,265)
                                                              =========       =========          ==========       ========

(c) The shares used to calculate diluted loss per share are the same as those used to calculate basic loss per share for the 2006 first nine months ended October 1, 2006 and the third quarter and nine months ended October 2, 2005 since there was a loss from continuing operations and, therefore, the effects of all potentially dilutive securities on the loss from continuing operations per share would have been antidilutive.

(d) The reconciliation of certain operating measures of Deerfield before purchase accounting adjustments and compensation expense related to equity interests granted in our asset management segment holding company to those measures after such items for the 2006 third quarter and nine months ended October 1, 2006, and 2005 third quarter and nine months ended October 2, 2005 follows:






                                                                                       Depreciation and
                                                                                         Amortization,
                                                                                          Excluding
                                                            Asset                         Amortization
                                                          Management                      of Deferred
                                                          and Related     Operating        Financing
                                                            Fees(1)        Profit(1)         Costs(1)     EBITDA(1)
                                                            ----           ------            -----        ------
                                                                                 (In thousands)

      For the quarter ended October 1, 2006:
       Before adjustments for purchase accounting and
           compensation expense related to equity interests
           granted in asset management segment holding
           company (2) ................................... $17,740       $   3,934        $    442      $  4,376
       Expected asset management fees recorded as a
           receivable in purchase accounting..............      26              26              --            26
       Amortization of intangible assets recorded in
           purchase accounting............................      --          (1,256)          1,256            --
       Compensation expense related to equity interests
           granted in asset management segment holding
           company (3)....................................      --            (642)             --          (642)
                                                           -------       ---------        --------      --------
       After adjustments for purchase accounting and
           compensation expense related to equity interests
           granted in asset management segment holding
           company........................................$ 17,766       $   2,062        $  1,698      $  3,760
                                                          ========       =========        ========      ========

      For the nine months ended October 1, 2006:
       Before adjustments for purchase accounting and
           compensation expense related to equity interests
           granted in asset management segment holding
           company (2) ................................... $48,313       $   9,777        $  1,330      $ 11,107
       Expected asset management fees recorded as a
           receivable in purchase accounting..............      77              77              --            77
       Amortization of intangible assets recorded in
           purchase accounting............................      --          (3,299)          3,299            --
       Compensation expense related to equity interests
           granted in asset management segment holding
           company (3)....................................      --          (2,220)             --        (2,220)
                                                           -------       ---------        --------      --------
       After adjustments for purchase accounting and
           compensation expense related to equity interests
           granted in asset management segment holding
           company........................................$ 48,390       $   4,335        $  4,629      $  8,964
                                                          ========       =========        ========      ========




                                                                                       Depreciation and
                                                                                         Amortization,
                                                                                          Excluding
                                                            Asset                         Amortization
                                                         Management                       of Deferred
                                                         and Related      Operating         Financing
                                                            Fees(1)       Profit(1)          Costs(1)    EBITDA(1)
                                                            ----          ------             -----       ---------
                                                                                  (In thousands)


      For the quarter ended October 2, 2005:
       Before purchase accounting adjustments (2) ........ $13,171       $   2,578        $     96      $  2,674
        Expected asset management fees recorded as a
           receivable in purchase accounting..............      26              26              --            26
        Write-off of pre-acquisition receivable...........       -            (124)             --          (124)
        Amortization of intangible assets recorded in
           purchase accounting............................      --            (993)            993            --
                                                          --------       ---------        --------      --------
       After purchase accounting adjustments..............$ 13,197       $   1,487        $  1,089      $  2,576
                                                          ========       =========        ========      ========

      For the nine months ended October 2, 2005:
       Before purchase accounting adjustments (2) ........ $38,554       $   8,487        $    277      $  8,764
        Expected asset management fees recorded as a
           receivable in purchase accounting..............    (642)           (642)             --          (642)
        Cost of services recorded as a liability
           in purchase accounting (4).....................      --             146              --           146
        Write-off of pre-acquisition receivable...........       -            (124)             --          (124)
        Amortization of intangible assets recorded in
           purchase accounting............................      --          (3,429)          3,429            --
                                                          --------       ---------        --------      --------
       After purchase accounting adjustments..............$ 37,912       $   4,438        $  3,706      $  8,144
                                                          ========       =========        ========      ========

---------------
      (1)  All amounts are before the effects of minority interests.
      (2) The asset management and related fees, operating profit and EBITDA before purchase accounting adjustments reflect the elimination of asset management fees paid to Deerfield by Triarc of $0.5 million for the 2006 third quarter, $1.4 million for the nine months ended October 1, 2006, $0.4 million for the 2005 third quarter and $1.2 million for the nine months ended October 2, 2005.
      (3) On November 10, 2005, pursuant to an equity arrangement approved by the compensation committee of our board of directors, certain members of Triarc's management subscribed for equity interests in our subsidiary that holds our equity interests in Deerfield, each of which consists of a capital interest portion and a profits interest portion. These interests have the effective result of reducing our 61.5% interest in the profits of Deerfield to as low as 52.3%, depending on the level of Deerfield profits.
      (4) Represents incentive compensation relating to the receivable recorded in purchase accounting.